Exhibit 99.1

Corporate Office Properties Trust	Contact:
8815 Centre Park Drive, Suite 400	Mary Ellen Fowler
Columbia, Maryland 21045	Vice President
Telephone 410-730-9092	Finance and Investor Relations
Facsimile 410-740-1174	410-992-7324
Website www.copt.com	maryellen.fowler@copt.com

NEWS RELEASE	For Immediate Release

CORPORATE OFFICE PROPERTIES TRUST REPORTS
STRONG FIRST QUARTER 2004 RESULTS

COLUMBIA, MD May 5, 2004 - Corporate Office Properties Trust (NYSE: OFC) announced today financial and operating results for the quarter ended March 31, 2004.

Highlights

•                  Earnings per share (“EPS”) diluted of $.14 for the first quarter 2004 compared to $.22 per share diluted for the first quarter 2003. Net income available to common shareholders diluted of $4.5 million for first quarter 2004 decreased from $5.5 million for the comparable 2003 period, primarily due to recognition of $3.4 million in gain on sales of real estate prior to minority interests for first quarter 2003.

•                  8.1% increase in FFO per diluted share to $0.40 for first quarter 2004 from $0.37 for first quarter 2003.

•                  19.7% growth in first quarter total diluted FFO to $16.3 million from $13.6 million for first quarter 2003.

•                  4.5% increase in same property cash NOI compared to first quarter 2003.

•                  $73 million in acquisitions for 560,000 square feet, 93% leased at closing.

•                  91.9% occupied and 93.8% leased as of March 31, 2004.

•                  427,000 square feet under construction, 63.7% pre-leased at March 31, 2004.

•                  $300 million unsecured line of credit closed during the quarter.

•                  84.2% of leases expiring during the quarter were renewed.

“This was another excellent quarter for the Company. Looking ahead, we are excited by the opportunities we see and our ability to continue our record of strong growth,” stated Clay W. Hamlin, III, Chief Executive Officer.

Financial Results

EPS for the quarter ended March 31, 2004 totaled $0.14 per diluted share, or $4.5 million of net income available to common shareholders, as compared to $0.22 per diluted share, or $5.5 million for the quarter ended March 31, 2003. The decrease was primarily due to recognition of $3.4 million in gain on sales of real estate prior to minority interests for first quarter 2003. Revenues from real estate operations for the quarter ended March 31, 2004 were $49.0 million, as compared to revenue for the quarter ended March 31, 2003 of $41.5 million.

Diluted FFO for the quarter ended March 31, 2004 totaled $16.3 million, or $0.40 per diluted share, as compared to $13.6 million, or $0.37 per diluted share, for the quarter ended March 31, 2003, representing an 8.1% increase on a per share basis. The Company recorded $309,000 and $549,000 of SFAS 141 revenues for the quarter ended March 31, 2004 and March 31, 2003, respectively. Excluding the effects of SFAS 141, the Company’s FFO would have been $.39 per diluted share for first quarter 2004 compared to $.35 per diluted share for first quarter 2003, resulting in an 11.4% increase on a per share basis. FFO Payout ratio improved to 56.9% for first quarter 2004 compared to 58.1% for the comparable 2003 period.

Adjusted funds from operations (“AFFO”) diluted increased 33.6% to $12.2 million for first quarter 2004 as compared to $9.1 million for first quarter 2003. This increase is a result of FFO increasing plus a decrease in straight line rents. The Company’s AFFO payout ratio was 76.0% for first quarter 2004 compared to 86.5% for first quarter 2003.

As of March 31, 2004, the Company had a total market capitalization of $2 billion, with $830 million in debt outstanding, equating to a 41% debt-to-total market capitalization ratio. The Company’s total quarterly weighted average interest rate was 5.8%, and 74% of total debt is subject to fixed interest rates. For the first quarter 2004, EBITDA interest coverage ratio was 3.12x and EBITDA Fixed Charge coverage was 2.18x.

“Our markets are improving and this has been reflected in our leasing status. We are very close to meeting our acquisition goal for the year and we are accelerating our development pipeline to meet strong tenant demand,” stated Randall M. Griffin, President and Chief Operating Officer.

Operating Results

At March 31, 2004, the Company’s portfolio of 129 office properties totaling 10.6 million square feet, including one joint venture property, was 91.9% occupied and 93.8% leased.

During the quarter, 277,011 square feet was renewed equating to an 84.2% renewal rate, at an average capital cost of $1.70 per square foot. The Company achieved a 3.3% increase in base rent and a 3.1% increase in total rent on a straight line basis for 509,528 square feet of renewed and retenanted space. The average capital cost for renewed and retenanted space was $7.75 per square foot. Base rent and total rent on a cash basis remained flat for the quarter on renewed and retenanted space.

Same property cash NOI increased 4.5% for the quarter compared to the quarter ended March 31, 2003. The increase in cash NOI resulted primarily from increased occupancy.

Significant leases signed during the quarter include 242,000 square feet with Booz Allen Hamilton at 13200 Woodland Park Drive in Herndon (known as One Dulles Tower). In connection with this lease, the Company acquired an adjacent 5.3 acre land parcel for $9.6 million which can be developed, in the future, with 225,000 square feet. The Company also signed a 100,000 square foot lease with Northrop Grumman Corporation’s Electronic Systems sector for 100% of the Airport Square I building.

Development Activity

The Company commenced construction on 318 NBP, a 126,000 square foot office building.  This will be the first building in Phase II of The National Business Park (NBP).  In addition, the Company has three buildings under development at March 31:  191 NBP, a 104,000 square foot building, 304 NBP, a 163,000 square foot building, and WTP II, a 216,000 square foot expansion at Washington Tech Park located in Westfields Corporate Center. Subsequent to quarter end, the Company has started construction on 191 NBP and expects to break ground on the additional two buildings by July of this year.

Acquisition Activity

As of March 31, the Company has acquired nine buildings with 560,000 square feet for a total cost of $73 million that were 93% leased at closing. The largest acquisition consists of an eight building portfolio totaling 431,000 square feet and 13.7 acres of adjacent land for $52 million located in close proximity to the Patuxent River Naval Air Station in St. Mary’s County, Maryland. The St. Mary’s County acquisition includes two more buildings for a total of 104,000 square feet. The Company closed on the first of the two remaining buildings today and expects to close on the last building within the next 60 days.

Financing and Capital Transactions

The Company executed the following transactions during the quarter:

•                  $300 million unsecured revolving line of credit closed during the quarter, replacing the Company’s  $150 million secured line. The new line provides greater flexibility and a lower interest rate.

•                  544,000 Series D convertible preferred shares converted into 1,196,800 common shares.

Subsequent Events

The Company executed the following transactions since March 31, 2004:

•                    $58.4 million raised through 2.75 million common share offering on April 23, 2004. Proceeds of the offering were used to pay down the Company’s line of credit, and subsequently will be redeployed to prepay a $26 million, 7.79% mortgage and to redeem our 10% Series B Preferred shares.

•                  $16.5 million acquisition of a 179,000 square foot building located in Hunt Valley, Maryland on April 15, 2004.

Earnings Guidance

The Company’s 2004 FFO guidance is $1.66 to $1.70 per diluted share and EPS guidance is $.63 to $.67 per share for 2004. The Company’s 2004 annual guidance is before recognition of a $.04 per share charge to FFO that the Company will incur related to the planned Series B redemption. The Company’s 2004 FFO guidance projections include acquisitions of $100 million of properties ratably over the year, placement into service of $47 million of properties currently under construction and an increase in occupancy to 94% by year-end. The Company’s FFO guidance for second quarter 2004 is $.40 per diluted share and EPS guidance for the second quarter is $ .15 per diluted share.

Conference Call

The Company will hold an investor/analyst conference call:

Conference Call and Webcast Date:  Thursday, May 6, 2004

Time:  4:00 p.m. ET

Dial In Number: (800) 310-1961

Confirmation Code for the call:  468726

A replay of the conference call will begin on Thursday, May 6, 2004 at 7:00 p.m. ET and will be available through Thursday, May 13, 2004, midnight ET.  The telephone number for the replay is (888) 203-1112. You will then need to enter the confirmation code. The live webcast may be accessed under the Investor Relations section of the Company’s website at www.copt.com through July 29, 2004.

Company Information

Corporate Office Properties Trust is a fully integrated, self-managed, real estate investment trust which focuses on the ownership, management, leasing, acquisition and development of suburban office properties located in select Mid-Atlantic submarkets.  The Company currently owns 131 office properties totaling 10.8 million rentable square feet, including one property held through a joint venture. Corporate Development Services provides a wide range of development and construction management services.  In addition, Corporate Office Services provides land planning, design/build services, consulting and merchant development to third party entities.  The Company’s shares are traded on the New York Stock Exchange under the symbol OFC.  More information on Corporate Office Properties Trust can be found on the Internet at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  governmental actions and initiatives;

•                  and environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Financial Tables Attached

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(all amounts in thousands except per share data)

	Three Months Ended March 31,
	2004	2003
Real Estate Operations
Revenues
Rental revenue	$43,194	$35,989
Tenant recoveries and other revenue	5,777	5,529
Revenue from real estate operations	48,971	41,518
Expenses
Property operating	15,039	13,654
Interest	10,262	10,135
Depreciation and amortization	11,218	8,633
Expenses from real estate operations	36,519	32,422
Earnings from real estate operations before equity in loss of unconsolidated real estate joint ventures	12,452	9,096
Equity in loss of unconsolidated real estate joint ventures	(88)	(153)
Earnings from real estate operations	12,364	8,943
Income (loss) from service operations	742	(81)
General and administrative expenses	(2,286)	(1,948)
Income before gain on sales of real estate, minority interests, income taxes and discontinued operations	10,820	6,914
(Loss) gain on sales of real estate	(222)	404
Income before minority interests, income taxes and discontinued operations	10,598	7,318
Minority interests	(1,452)	(1,787)
Income before income taxes and discontinued operations	9,146	5,531
Income tax (expense) benefit, net	(153)	21
Income before discontinued operations	8,993	5,552
Income from discontinued operations, net	—	2,435
Net income	8,993	7,987
Preferred share dividends	(4,456)	(2,533)
Net income available to common shareholders	$4,537	$5,454
Earnings per share (“EPS”) computation:
Numerator:
Net income available to common shareholders	$4,537	$5,454
Dividends on convertible preferred shares	21	136
Numerator for diluted EPS	$4,558	$5,590
Denominator:
Weighted average common shares-basic	29,814	23,323
Assumed conversion of dilutive options	1,749	972
Assumed conversion of preferred shares	539	1,197
Weighted average common shares-diluted	32,102	25,492
Earnings per common share
Basic	$0.15	$0.23
Diluted (1)	$0.14	$0.22

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(all amounts in thousands except per share data and ratios)

	Three Months Ended March 31,
	2004	2003
Net income	$8,993	$7,987
Add: Real estate related depreciation and amortization	10,261	7,944
Depreciation and amortization on unconsolidated real estate entities	106	36
Add: Minority interests-common units in the Operating Partnership	1,405	2,233
Less: Preferred share dividends	(4,456)	(2,533)
Less: Gain on sales of real estate, excluding development portion	(23)	(2,843)
Funds from Operations – basic (“Basic FFO”)	16,286	12,824
Add: Preferred Unit distributions	—	572
Add: Convertible preferred share dividends	21	136
Add: Restricted common share dividends	—	83
Expense associated with dilutive options	—	6
Funds from Operations – diluted (“Diluted FFO”)	16,307	13,621
Less: Straight-line rent adjustments	(766)	(1,177)
Less: Recurring capital improvements	(3,023)	(2,756)
Less: Amortization of origination value of leases on acquired properties into rental revenue	(309)	(549)
Adjusted Funds from Operations – diluted (“Diluted AFFO”)	$12,209	$9,139
Basic weighted average shares
Weighted average common shares	29,814	23,323
Conversion of weighted average common units	8,863	8,990
Basic weighted average common shares/units	38,677	32,313
Assumed conversion of preferred units	—	2,421
Assumed conversion of weighted average conv. preferred shares	539	1,197
Assumed conversion of share options	1,749	1,015
Restricted common shares	—	330
Diluted weighted average common shares	40,965	37,276
Diluted FFO per common share	$0.40	$0.37
Dividends/distributions per common share/unit	$0.235	$0.220
Earnings payout ratio	158%	94%
Diluted FFO payout ratio	57%	58%
Diluted AFFO payout ratio	76%	87%
Interest Coverage for the Quarter Ended (on EBITDA)	3.12	2.62
Reconciliation of denominators for diluted EPS and diluted FFO per share
Denominator for diluted EPS	32,102	25,492
Conversion of weighted average common units	8,863	8,990
Assumed conversion of convertible preferred units	—	2,421
Restricted common shares	—	330
Assumed conversion of additional dilutive options	—	43
Denominator for diluted FFO per share	40,965	37,276

(1)                                  The effect of the conversion of common units and restricted common shares is antidilutive in calculating diluted earnings per share for the three months ended March 31, 2004 and 2003.  The effect of the conversion of the preferred units is also antidilutive in calculating earnings per share for the three months ended March 31, 2003.

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)

	March 31, 2004	December 31, 2003
Balance Sheet Data (in thousands) (as of period end):
Real estate investments, net of accumulated depreciation	$1,286,781	$1,189,258
Total assets	1,432,010	1,332,076
Mortgages payable	829,755	738,698
Total liabilities	896,152	801,899
Minority interests	84,743	79,796
Beneficiaries’ equity	451,115	450,381
Debt to Total Assets	57.9%	55.5%
Debt to Undepreciated Book Value of Real Estate Assets	57.1%	54.8%
Debt to Total Market Capitalization	41.0%	42.1%

Property Data, including joint ventures (as of period end):
Number of operating properties owned	129	119
Total net rentable square feet owned (in thousands)	10,600	10,033
Occupancy	91.9%	91.2%

Common share price (as of period end):	$25.00	$21.00

	Three Months Ended March 31,
	2004	2003
Reconciliation of FFO diluted per common share as reported to FFO diluted per common share excluding the effects of amortization of origination value of leases on acquired properties
Numerator for FFO diluted as reported	$16,307	$13,621
Less: Amortization of origination value of leases on acquired properties	(309)	(549)
Numerator for FFO-diluted excluding effects of SFAS 141	$15,998	$13,072
Diluted weighted average common shares	40,965	37,276
Diluted FFO per common share excluding the effects of amortization of origination value of leases on acquired properties	$0.39	$0.35

Reconciliation of GAAP net income to earnings before interest, income taxes, depreciation and amortization (“EBITDA”)
Net income	$8,993	$7,987
Interest expense on continuing operations	10,262	10,135
Interest expense on discontinued operations	—	100
Income tax expense (benefit), gross	200	(29)
Real estate related depreciation and amortization	10,261	7,944
Amortization of deferred financing costs	859	589
Other depreciation and amortization	98	120
Gain on sales of real estate, excluding redevelopment portion	(23)	(2,843)
Minority interests, gross	1,405	2,805
EBITDA	$32,055	$26,808

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2004	2003
Reconciliation of dividends for Earnings Payout Ratio to dividends and distributions for FFO & AFFO Payout Ratio
Common share dividends for Earnings Payout Ratio	$7,178	$5,139
Convertible preferred share dividends	21	136
Common unit distributions	2,074	1,978
Common share dividends on restricted shares	—	83
Convertible preferred unit distributions	—	572
Dividends and distributions for FFO-Diluted & AFFO-Diluted Payout Ratio	$9,273	$7,908

Reconciliation of same property net operating income to same property cash net operating income
Same property net operating income	$27,770	$27,332
Less: Straight-line rent adjustments	(261)	(1,113)
Less: Amortization of origination value of leases on acquired properties	(689)	(549)
Same property cash net operating income	$26,820	$25,670

Reconciliation of interest expense from continuing operations to the denominators for interest coverage-EBITDA and fixed charge coverage-EBITDA
Interest expense from continuing operations	$10,262	$10,135
Interest expense from discontinued operations	—	100
Denominator for interest coverage-EBITDA	10,262	10,235
Preferred share dividends	4,456	2,533
Preferred unit distributions	—	572
Denominator for fixed charge coverage-EBITDA	$14,718	$13,340

Reconciliation of denominator for debt to total assets to denominator for debt to undepreciated book value of real estate assets

	March 31, 2004	December 31, 2003
Denominator for debt to total assets	$1,432,010	$1,332,076
Assets other than assets included in investment in real estate	(145,229)	(142,818)
Accumulated depreciation on real estate assets	110,155	103,070
Intangible assets on real estate acquisitions, net	55,577	55,692
Denominator for debt to undepreciated book value of real estate assets	$1,452,513	$1,348,020

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2004	2003
Reconciliation of tenant improvements, capital improvements and leasing costs for operating properties to recurring capital improvements

Total tenant improvements on operating properties	$2,268	$2,315
Total capital improvements on operating properties	836	296
Total leasing costs on operating properties	566	472
Less: Nonrecurring tenant improvements on operating properties	(112)	(34)
Less: Nonrecurring capital improvements on operating properties	(505)	(252)
Less: Nonrecurring leasing costs on operating properties	(30)	(41)
Recurring capital improvements	$3,023	$2,756

	Three Months Ending June 30, 2004	Year Ending December 31, 2004
		Low	High
Reconciliation of projected EPS-diluted to projected diluted FFO per share
Reconciliation of numerators
Numerator for projected EPS-diluted	$5,208	$21,730	$23,076
Real estate related depreciation and amortization	10,778	43,909	43,909
Minority interests-common units (gross)	1,481	6,246	6,633
Numerator for projected diluted FFO per share	$17,467	$71,885	$73,618

Reconciliation of denominators
Denominator for projected EPS-diluted	34,818	34,469	34,469
Common units	8,826	8,835	8,835
Denominator for projected diluted FFO per share	43,644	43,304	43,304

Earnings per share diluted	$0.15	$0.63	$0.67
Funds from operations per share-diluted	$0.40	$1.66	$1.70

The per share amounts for the Year Ending December 31, 2004 exclude the effect of a $1.8 million non-cash charge the company will incur related to the planned Series B preferred share redemption.

Top Twenty Office Tenants as of March 31, 2004
(Dollars and square feet in thousands)

Tenant	Number of Leases	Total Occupied Square Feet	Percentage of Total Occupied Square Feet	Total Annualized Rental Revenue (1)	Percentage of Total Annualized Rental Revenue	Weighted Average Remaining Lease Term (2)

United States of America(3)	27	1,264,370	13.0%	$26,761	14.2%	5.4

Computer Sciences Corporation(4)	6	513,866	5.3%	11,798	6.3%	6.2

AT&T Corporation(4)	8	459,220	4.7%	9,544	5.1%	3.2

VeriSign, Inc.	2	404,665	4.2%	8,920	4.7%	10.3

General Dynamics Corp.	10	396,083	4.1%	7,884	4.2%	5.2

Unisys(5)	3	741,284	7.6%	7,745	4.1%	5.3

Booz Allen Hamilton	8	212,928	2.2%	4,820	2.6%	2.4

Northrop Grumman Corporation	4	192,206	2.0%	4,501	2.4%	3.5

Ciena Corporation	4	278,749	2.9%	3,937	2.1%	2.2

The Boeing Company(4)	7	148,099	1.5%	3,686	2.0%	5.0

The Aerospace Corporation	2	134,272	1.4%	3,436	1.8%	10.6

Magellan Health Services	2	150,622	1.5%	3,098	1.6%	0.9

Commonwealth of Pennsylvania(4)	5	185,940	1.9%	2,730	1.5%	5.4

Johns Hopkins University(4)	7	105,765	1.1%	2,366	1.3%	3.4

Titan Corporation(4)	6	88,615	0.9%	2,341	1.2%	5.2

Merck & Co., Inc.(5)	1	219,065	2.3%	2,326	1.2%	5.3

CareFirst, Inc. and Subsidiaries(4)	3	94,223	1.0%	2,200	1.2%	3.8

Usinternetworking, Inc.	1	155,000	1.6%	1,935	1.0%	14.0

Comcast Corporation	1	98,897	1.0%	1,776	0.9%	5.5

Omniplex World Services	1	69,710	0.7%	1,695	0.9%	6.8

Subtotal Top 20 Office Tenants	108	5,913,579	60.7%	113,499	60.4%	5.5

All remaining tenants	435	3,822,630	39.3%	74,302	39.6%	3.5

Total/Weighted Average	543	9,736,209	100.0%	$187,801	100.0%	4.7

(1)          Total Annualized Rental Revenue is the monthly contractual base rent as of March 31, 2004 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases, excluding development properties.

(2)          The weighting of the lease term was computed using Total Rental Revenue.

(3)          Many of the Company’s government leases are subject to early termination provisions, which are customary to government leases.  The weighted average remaining lease term was computed assuming no exercise of such early termination rights.

(4)          Includes affiliated organizations or agencies.

(5)          Merck & Co., Inc. subleases 219,065 rentable square feet from Unisys’ 960,349 leased rentable square feet.

Reclassifications and Definitions

NAREIT	National Association of Real Estate Investment Trusts.

GAAP	Generally accepted accounting principles.

Funds from Operations (FFO)

Under NAREIT’s definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Gains from sales of newly-developed properties less accumulated depreciation, if any, required under GAAP are included in FFO on the basis that development services are the primary revenue generating activity; the Company believes that the inclusion of these development gains is in compliance with the NAREIT definition of FFO, although others may interpret the definition differently.  Additionally, the repurchase of the Series C preferred units for an amount in excess of recorded book value was a transaction not contemplated in the NAREIT definition of FFO; the Company believes that the exclusion of such amount is appropriate.  The FFO the Company presents may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.

Basic FFO

Basic FFO is FFO adjusted to (1) subtract preferred share dividends and (2) add back GAAP net income allocated to common units in Corporate Office Properties, L.P.  (the “Operating Partnership”) not owned by the Company.  With these adjustments, Basic FFO represents FFO available to common shareholders and common unitholders.

Diluted FFO

Diluted FFO is Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or  exchangeable into common shares.  However, the computation of Diluted FFO does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  Diluted FFO is the numerator used to compute Diluted FFO per share.

Diluted FFO excluding SFAS 141	Diluted FFO adjusted to eliminate the amortization of the value assigned to in-place operating leases of acquired properties in connection with SFAS 141.

Diluted Adjusted Funds from Operations (AFFO)

Diluted AFFO is Diluted FFO, adjusted to eliminate the effect of noncash rental revenues (comprised of straight-line rental adjustments and the amortization of the value assigned to in-place operating leases of acquired properties in connection with SFAS 141) and recurring capital improvements.

Earnings Payout Ratio	Total dividends on common shares divided by net income (loss) available to common shareholders.

Diluted FFO Payout Ratio

Diluted FFO Payout Ratio is defined as (1) the sum of (A) dividends on common shares and convertible preferred shares and (B) distributions to holders of common units and convertible preferred units in the Operating Partnership not owned by the Company divided by (2) Diluted FFO.

Diluted AFFO Payout Ratio

Diluted AFFO Payout Ratio is defined as (1) the sum of (A) dividends on common shares and convertible preferred shares and (B) distributions to holders of common units and convertible preferred units in the Operating Partnership not owned by the Company divided by (2) Diluted AFFO assuming conversion of share options, common unit warrants, preferred units and preferred shares.

Recurring Capital Expenditures

Capital improvements, tenant improvements and leasing costs associated with operating properties that are not (1) items contemplated prior to the acquisition of a property, (2) improvements associated with the expansion of a building or its improvements, (3) renovations to a building which change the underlying classification of the building (for example, from industrial to office or Class C office to Class B office) or (4) capital improvements that represent the addition of something new to the property rather than the replacement of something (for example, the addition of a new heating and air conditioning unit that is not replacing one that was previously there).

Debt to Undepreciated Book Value of Real Estate Assets	Mortgage loans payable divided by gross investment in real estate as computed by adding accumulated depreciation to the net investment in real estate as presented on the Company’s balance sheet.

Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA)

EBITDA is net income adjusted for the effects of interest expense, depreciation and amortization, income taxes, gain on sales of real estate (excluding sales of non-operating properties and development services provided on operating properties), minority interests and preferred share dividends.

Interest Coverage Ratio – EBITDA	EBITDA divided by interest expense on continuing and discontinued operations.

Fixed Charge Ratio – EBITDA

EBITDA divided by the sum of (1) interest expense on continuing and discontinued operations, (2) dividends on preferred shares and (3) distributions on preferred units in Corporate Office Properties, L.P. not owned by the Company.

Base rent – straight-line or straight-line rent	Contractual minimum rent under leases recorded into rental revenue using the average contractual rent over the lease term in accordance with GAAP.

Total Rent – straight – line or straight-line total rent

Contractual minimum rent under leases recorded into rental revenue using the average contractual rent over the lease term in accordance with GAAP, plus estimated operating expense reimbursements, or total rent.

Base rent – cash	Contractual minimum rent under leases remitted by the replacement tenant at lease commencement or the predecessor tenant at date of lease expiration.

Total rent – cash

Contractual minimum rent under leases, plus estimated operating expense reimbursements, or total rent, as remitted by the replacement tenant at lease commencement or the predecessor tenant at date of lease expiration.

Combined Net Operating Income (“NOI”)

Total revenues from real estate operations less total property expenses from real estate operations, including discontinued operations.  Total property operating expenses, as used in this definition, do not include depreciation, amortization and interest expense associated with real estate operations.

Cash Net Operating Income (“Cash NOI”)

Cash NOI is Combined NOI adjusted to eliminate the effects of noncash rental revenues (comprised of straight-line rental adjustments and the amortization of value assigned to in-place operating leases of acquired properties in connection with SFAS 141).  Under GAAP, rental revenue is recognized evenly over the term of tenant leases.  Many leases provide for contractual rent increases and the effect of accounting under GAAP for such leases is to accelerate the recognition of lease revenue.  Since some leases provide for periods under the lease in which rental concessions are provided to tenants, the effect of accounting under GAAP is to allocate rental revenue to such periods.  Under SFAS 141, when a property is acquired, in-place operating leases carrying rents above or below market are valued as of the date of the acquisition; such value is then amortized into rental revenue over the lives of the related leases.